Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

MFA Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	8.875% Notes due 2029	Rule 457(r)	$115,000,000(1)	100%	$115,000,000	0.00014760	$16,974.00

Total Offering Amount						$115,000,000		$16,974.00
Total Fee Offsets						--		--
Net Fee Due								$16,974.00

(1)	Includes $15,000,000 aggregate principal amount of 8.875% Senior Notes due 2029 that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional notes to cover over-allotment.